DISTRIBUTION AGREEMENT

         This DISTRIBUTION AGREEMENT (this "Agreement") is entered into effective as of the 17th day of October, 2003 (the "Effective Date"), by and between TalkPoint Communications Inc., a Delaware corporation ("TalkPoint"), and Moneyline Networks, LLC, a Delaware limited liability company ("Moneyline"; and together with TalkPoint, the "Parties").

          WHEREAS, concurrently with the execution of this Agreement, the Parties and certain third party investors (the "Investors") are entering into a purchase and subscription agreement (the "Purchase Agreement") dated as of the date hereof pursuant to which the Investors will make a cash investment in TalkPoint in exchange for, among other things, a portion of the shares (the "Shares") of TalkPoint common stock currently held by Moneyline; and

         WHEREAS, in connection with the above-described transfer by Moneyline of the Shares and for good and valuable consideration exchanged in connection herewith, the receipt and sufficiency of which are hereby acknowledged by the Parties, TalkPoint wishes to provide, and Moneyline wishes to receive, certain distribution and license rights with respect to TalkPoint's products on the terms and conditions set forth in this Agreement.

         NOW THEREFORE, the Parties agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

Section 1.1 Definitions. The definitions for the defined terms used in this Agreement are contained in either the Glossary that is attached to this Agreement as Appendix A or in the body of this Agreement.

                                  ARTICLE II.
                       DISTRIBUTIONS OF TALKPOINT PRODUCTS

Section 2.1       Distributor Relationship.

         TalkPoint hereby appoints Moneyline as its authorized distributor of the TalkPoint Products to customers worldwide on the terms set forth in this Agreement, provided however that Moneyline shall have no right to appoint any subdistributor or to assign any of its rights hereunder (except in accordance with Section 9.3 below).

        (i) Except as otherwise provided herein, Moneyline shall be the exclusive distributor of TalkPoint Products (including as to TalkPoint itself) to customers (other than the Existing TalkPoint Customers as such term is defined in Appendix A annexed hereto) in the Financial Services Industry.

        (ii) MoneyLine shall be entitled to distribute on a non-exclusive basis TalkPoint Products to the Existing TalkPoint Customers. In connection therewith, TalkPoint and Moneyline shall coordinate their efforts and strategies with respect to the Existing TalkPoint Customers, including, but not limited to, with respect to account management, sales and pricing proposals and the implementation of the foregoing and marketing efforts. Moneyline acknowledges that TalkPoint shall maintain primary responsibility for supervising and directing such efforts and strategies.

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

        (iii) Moneyline will use commercially reasonable best efforts to market the TalkPoint Products to the Financial Services Industry. Moneyline will be deemed to have satisfied the foregoing obligation by meeting the threshold described in Section 4.4 below. Moneyline makes no representations or commitments regarding the volume of TalkPoint Products to be distributed under this Agreement.

        Section 2.2       Orders for TalkPoint Products.

        (i) The Parties acknowledge that orders from Moneyline's customers for TalkPoint Products ("Customer Orders") may be in the form of purchase orders or other written agreements or may be in electronic form submitted by the customer through a web browser interface; provided, however, that all such forms of purchase orders or other agreements and all forms of electronic orders shall be subject to TalkPoint's prior written approval.

        (ii) The Parties will agree in writing on procedures regarding: (A) tracking of Customer Orders, (B) fulfillment of Customer Orders, and (C) billing to and collection from Moneyline's customers in connection with the Customer Orders as well as returns and refunds.

        (iii) Unless otherwise agreed by the Parties in writing, TalkPoint will provide the TalkPoint Products directly to Moneyline's customers in accordance with the delivery date and other terms of the applicable Customer Order.

        (iv) TalkPoint will be responsible for providing customer service and support to the Moneyline's customers in accordance with TalkPoint's standard policies or as may otherwise be agreed by the Parties in writing.

        (v) Unless otherwise agreed by the Parties in writing and subject to Moneyline's accounting policies, all revenue generated from Customer Orders will constitute revenue of Moneyline excluding customer orders placed to TalkPoint by Existing TalkPoint Customers.

        Section 2.3       Branding.

        (i) The TalkPoint Products sold by Moneyline at Moneyline's option will contain TalkPoint or Moneyline branding. At Moneyline's request, TalkPoint will cooperate with Moneyline in creating Moneyline-branded versions of the TalkPoint Products.

        (ii) In addition, Moneyline may sell private-labeled versions of the TalkPoint Products that contain customer branding. TalkPoint will be responsible for creating such private-labeled versions in accordance with the applicable Customer Orders.

        Section 2.4       Bundling of TalkPoint Products.

         Moneyline may sell the TalkPoint Products bundled with Moneyline or third party products and services; provided, however, that to the extent that

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such TalkPoint Products are bundled, no source codes will be disclosed or bundled. TalkPoint shall provide to the extent reasonably requested by Moneyline development and other services to bundle, embed, and integrate TalkPoint Products with such other products and services and Moneyline shall reimburse TalkPoint on a time and materials basis.

                                  ARTICLE III.
                               PRICING AND PAYMENT

        Section 3.1       Price to Parties for TalkPoint Products.

         The Parties will agree in writing on the prices to be charged by TalkPoint to Moneyline in connection with the provision of TalkPoint Products to Moneyline's customers.

        Section 3.2       Payment.

         Unless otherwise agreed by the Parties in writing, Moneyline will pay TalkPoint for all TalkPoint Products provided to Moneyline's customers within forty-five (45) days of receipt of TalkPoint's invoice. Overdue payments will accrue interest, at the lesser of one percent (1%) per month or the maximum allowable interest under applicable law, from due date until paid. All payments will be made in U.S. dollars.

                                  ARTICLE IV.
                              TERM AND TERMINATION

        Section 4.1       Term.

         The initial term of this Agreement will begin on the Effective Date and will end on May 16, 2012. Upon expiration of the initial term and any additional term this Agreement shall automatically renew for additional two (2) year terms, unless terminated as of the end of any term by either Party by written notice to the other Party at least ninety (90) days prior to the expiration of the initial term, or any additional term hereof.

        Section 4.2       Termination.

        (i) After January 1, 2005, Moneyline may terminate this Agreement for any reason or no reason at all upon ninety (90) days prior, written notice to TalkPoint.

        (ii) If either Party shall breach any material term or condition of this Agreement and such breach shall not have been cured within ten (10) days after written notice thereof shall have been given to the breaching Party, the Party giving such notice may then give further written notice to such other Party terminating this Agreement, in which event this Agreement and rights granted hereunder shall terminate on the date specified in such further notice.

        Section 4.3       Survival.

         Section 3.2, Article 5 ("Intellectual Property"), Article 6 ("Representations and Warranties"), Article 7 ("Indemnification"), Article 8 ("Liability") and Article 9 ("Miscellaneous") shall survive any termination or expiration of this Agreement.

         Section 4.4 Termination of Exclusivity. If the average monthly revenues received by TalkPoint on account of sales of TalkPoint Products as a result of Customer Orders from Moneyline's customers during October, November and December of any year (commencing 2004) are less than $100,000, the exclusive rights granted under Section 2.1(i) shall become nonexclusive unless Moneyline pays TalkPoint $300,000 less the revenue received for such three month period within thirty (30) days after TalkPoint has given written notice of the shortfall to Moneyline.

                                   ARTICLE V.
                              INTELLECTUAL PROPERTY

        Section 5.1       Ownership of Intellectual Property.

         Moneyline acknowledges that the TalkPoint Products may incorporate Intellectual Property of TalkPoint and its licensors. Nothing in this Agreement constitutes a transfer of ownership of the Intellectual Property of either Party.

        Section 5.2       Licensing of Intellectual Property.

         Effective upon occurrence of a License Trigger Event, TalkPoint will grant Moneyline, subject to any licenses, (other than with respect to the Financial Services Industries) granted by TalkPoint which are then in effect, a non-exclusive, paid up, royalty-free, perpetual, worldwide, irrevocable license, with the right to sublicense, under all Intellectual Property then owned by TalkPoint or to which TalkPoint otherwise has the right to grant licenses, to make, have made, sell, offer to sell, copy, modify, distribute and otherwise use the TalkPoint Products.

        Section 5.3       Source Code Escrow.

         Promptly after the execution of this Agreement by both Parties, TalkPoint and Moneyline will enter into an escrow agreement ("Escrow Agreement") with DSI Technology Escrow Services, Inc. or such other escrow agent as may be agreed upon by the Parties (the "Escrow Agent"). The Escrow Agreement shall provide that TalkPoint will place a copy of the source code for any software included in the TalkPoint Products (the "Source Code") into an escrow account to be administered by the Escrow Agent. TalkPoint will use commercially reasonable efforts to update the Source Code subject to Escrow with the source code for any new versions, bug fixes or other modifications made to the Source Code. TalkPoint and Moneyline shall each pay fifty percent (50%) of all fees charged by the Escrow Agent. The Escrow Agreement shall also provide that Escrow Agent will release the Source Code in its entirety (i) to Moneyline upon occurrence of a License Trigger Event and (ii) to TalkPoint upon the termination of this Agreement or the end of the term, whichever occurs first. Upon any release, Moneyline shall have rights to use the Source Code pursuant to the license granted under Section 5.2 above.

        Section 5.4       License to TalkPoint Marks.

         TalkPoint hereby grants Moneyline a non-exclusive, paid up, royalty-free, worldwide, irrevocable license to use the trademarks and services marks under which the TalkPoint Products are sold by TalkPoint (the "TalkPoint Marks") in advertising and marketing materials and on Moneyline's web site for the purpose of marketing the TalkPoint Products during the term of this Agreement.

                                  ARTICLE VI.
                         REPRESENTATIONS AND WARRANTIES

        Section 6.1       Mutual Representations and Warranties.

         Each Party hereby represents and warrants that: (i) it has the power and authority to enter into this Agreement and perform its obligations hereunder; (ii) the execution and delivery of this Agreement have been duly authorized and all necessary actions have been taken to make this Agreement a legal, valid and binding obligation of such Party enforceable in accordance with its terms; and (iii) the execution and delivery of this Agreement and the performance by such Party of its obligations hereunder will not contravene or result in any breach of the Certificate of Incorporation, Bylaws, certificate of formation or operating agreement of such Party or of any agreement, indenture, license, instrument or understanding or, to the best of its knowledge, result in any violation of law, rule, regulation, statute, order or decree to which such Party is bound or by which they or any of their property is subject.

        Section 6.2       TalkPoint Product Warranties.

         TalkPoint will notify Moneyline in writing of the standard product warranties offered by TalkPoint to its customers in connection with the sale of TalkPoint Products and of any changes to such warranties as may be made by TalkPoint from time to time. Moneyline may pass such warranty on to its customers who purchase TalkPoint Products. Moneyline will notify TalkPoint of any claims received from its customers under such warranties, and TalkPoint will be solely responsible for processing and honoring such claims and will indemnify Moneyline in connection therewith.

                                  ARTICLE VII.
                                 INDEMNIFICATION

        Section 7.1       Indemnity by TalkPoint.

         TalkPoint shall indemnify, defend and hold harmless Moneyline and its Affiliates and their respective officers, directors and employees (collectively, the "Moneyline Indemnitees") from and against any claims, actions, causes of action, loss, cost or liability (including reasonable attorneys' fees) with respect to any third party claim to the extent: (i) arising from the provision or use of any TalkPoint Product, including but not limited to any claims associated with the failure to provide the TalkPoint Products in accordance with the terms of a Customer Order, any product liability claims associated with the TalkPoint Products, any claims associated with the transmission failures or delays caused by or associated with the TalkPoint Products, and any claims associated with any viruses or security holes caused by or associated with the TalkPoint Products, (ii) asserting that any TalkPoint Product infringes or misappropriates any Intellectual Property of any third party, or (iii) arising from the negligent or willful misconduct of TalkPoint.

        Section 7.2       Indemnity by Moneyline.

         Moneyline shall indemnify, defend and hold harmless TalkPoint and its Affiliates and their respective officers, directors and employees (collectively, the "TalkPoint Indemnitees") from and against any claims, actions, causes of action, loss, cost or liability (including reasonable attorneys' fees) with respect to any third party claim to the extent arising from the negligent or willful misconduct of Moneyline.

        Section 7.3       Indemnity Procedures.

         If any claim or action is asserted that would entitle a Moneyline Indemnitee or TalkPoint Indemnitee (each, an "Indemnitee") to indemnification under either of the foregoing Sections 7.1 and 7.2 (a "Proceeding"), the Indemnitee will give written notice thereof to the Party from whom indemnification is sought (the "Indemnitor") promptly (and in any event within fifteen (15) calendar days after the service of the citation or summons); provided that the failure of the Indemnitee to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that Indemnitor demonstrates actual damage caused by such failure. Indemnitor may elect to direct the defense or settlement of any such Proceeding by giving written notice to the Indemnitee, which election will be effective immediately upon receipt by the Indemnitee of such written notice of election. The Indemnitor will have the right to employ counsel reasonably acceptable to the Indemnitee to defend any such Proceeding, or to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; provided that the Indemnitor shall not settle, or consent to any entry of judgment in, any Proceeding without obtaining either:
(i) an unconditional release of the Indemnitee (and its Affiliates and each of their respective officers, directors and employees) from all liability with respect to all claims underlying such Proceeding; or (ii) the prior written consent of the Indemnitee. An Indemnitee will not settle, or consent to any entry of judgment, in any Proceeding without obtaining the prior written consent of the Indemnitor. The Parties will fully cooperate with each other in any such Proceeding and shall make available to each other any books or records useful for the defense of any such Proceeding.

                                 ARTICLE VIII.
                                    LIABILITY

        Section 8.1       Exclusion of Certain Damages.

         EXCEPT WITH RESPECT TO EITHER PARTY'S INDEMNITY OBLIGATIONS UNDER
ARTICLE 7 OF THIS AGREEMENT, IN NO EVENT AND NOTWITHSTANDING THE NATURE OF THE LEGAL CLAIM, BE IT A CLAIM IN TORT, CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, PRODUCT LIABILITY, NEGLIGENCE, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, WHETHER OR NOT SUCH DAMAGES ARE REASONABLY FORESEEABLE, INCLUDING, WITHOUT LIMITATION, A CLAIM FOR LOSS OF PROFIT, LOSS OF USE, LOSS OF GOODWILL, LOSS OF OPPORTUNITY, OR OTHERWISE, HOWEVER CAUSED.

                                  ARTICLE IX.
                                  MISCELLANEOUS

        Section 9.1       Relationship with Other Agreements.

                (i) The Parties agree that the Strategic Alliance Agreement and the Technology License Agreements shall remain in effect in accordance with their terms subject to Section 9.1(ii).

                (ii) In the event of any conflict between this Agreement and the Strategic Alliance Agreement, this Agreement will control. In the event of any conflict between this Agreement and either of the Technology License Agreements, this Agreement will control.

                (iii) In the event of any termination or expiration of the Strategic Alliance Agreement, the Managed Video Services and the Video Equipment shall thereafter be deemed to be TalkPoint Products for the purposes of this Agreement.

        Section 9.2       Relationship of the Parties.

         Each Party is an independent contractor of the other Party. Nothing in this Agreement creates a partnership, joint venture or agency relationship between the Parties.

        Section 9.3       Successors and Assigns

         None of the rights or obligations of either Party hereto may be assigned or otherwise transferred without the written consent of the other Party, which consent shall not be unreasonably delayed or denied . Notwithstanding the foregoing, either Party may assign this Agreement (a) to a person or entity who acquires substantially all of its business by sale, merger or otherwise; or (b) to an Affiliate. The rights and obligations of the Parties hereto shall be binding on and inure to the benefit of its successors and permitted assigns.

        Section 9.4 Governing Law. This Agreement shall be governed, construed, and interpreted in accordance with the laws of the State of New York without regard to conflicts of law principles.

        Section 9.5 Dispute Resolution. The Parties will resolve any dispute that arises from this Agreement in accordance with the procedures set forth in this Section. The Parties will first attempt in good faith to resolve the dispute by negotiations (including, if necessary, by at least one in-person meeting of representatives of the Parties). If the dispute has not been resolved within thirty (30) days of the first in-person meeting (or within such longer period that may be agreed upon by the Parties), then the dispute will be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association using expedited procedures by a single arbitrator selected in accordance with the applicable rules as provided above (provided, however, that the Parties will have the right to seek preliminary injunctive relief, if appropriate, in a court of competent jurisdiction). The arbitration will take place in New York, New York or such other place as may be mutually agreed upon by the Parties. Any decision or award resulting from the arbitration will be final and binding on the Parties and judgment thereon may be entered in any court having jurisdiction thereof.

        Section 9.6 Notices. All notices under this Agreement will be sent by hand delivery, overnight delivery service or certified or registered mail, or by facsimile (promptly confirmed by dispatching the hard copy by hand delivery, overnight delivery service or certified or registered mail) to the address of the applicable party set forth below (or as otherwise notified by such party). Notices will be deemed delivered upon receipt of signature or, in the case of notice by facsimile, upon telephonic confirmation of receipt of the appropriate number of pages and dispatch of the hard copy.

                  If to Moneyline:

                  Moneyline Networks, LLC
                  The Woolworth Building
                  233 Broadway
                  New York, NY  10270
                  Attn:  General Counsel

                  If to TalkPoint:

                  TalkPoint Communications Inc.
                  100 William Street
                  New York, NY 10038
                  Attn: Chief Executive Officer


        Section 9.7 Entire Agreement. Subject to Section 9.1 above regarding the Strategic Alliance Agreement and the Technology License Agreements, this Agreement (including all Appendices) sets forth the entire understanding of the Parties with respect to its subject matter and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof.

        Section 9.8 Amendments and Waivers. This Agreement may not be amended unless the amendment is in writing and signed by authorized representatives of both Parties. A waiver of rights under this Agreement will not be effective unless it is in writing and signed by an authorized representative of the Party that is waiving the rights.

        Section 9.9 Severability. If any term of this Agreement or the application thereof is found invalid, illegal or unenforceable, the remainder of this Agreement will remain in full force and effect, and the Parties will negotiate in good faith to substitute a provision of like economic intent and effect.

        Section 9.10 Rights of Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        Section 9.11 Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signature received via facsimile shall be deemed an original for all purposes.

        Section 9.12 Titles and Subtitles. The titles and subtitles used is this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                            (signature page follows)

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


         IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

                                        TALKPOINT COMMUNICATIONS INC.



                                        By:  /s/ Nicholas Balletta
                                                 -----------------------
                                        Name:    Nicholas Balletta
                                        Title:   Chief Executive Officer



                                         MONEYLINE NETWORKS, LCC



                                        By:  /s/ Alexander Russo
                                                 ---------------
                                        Name:    Alexander Russo
                                        Title:   President

                                   APPENDIX A
                                    GLOSSARY

"Affiliate" means, with respect to a Party, any corporation, company, partnership, joint venture, association or other entity, that directly or indirectly controls, is controlled by or is under common control with such Party.

"Existing TalkPoint Customers" means Goldman, Sachs, Morgan Stanley, Bear Stearns, Lehman Brothers, Merrill Lynch, Bank of America and AIG.

"Financial Services Industry" means any and all entities, whose primary business activities are investments, brokerage, trust and fiduciary services, venture capital, consumer, commercial and investment banking, money management or other similar financial services.

"Intellectual Property" means all proprietary rights and other rights in and to:
(i) patents, including design patents and utility patents, reissues, divisions, continuations-in-part and extensions thereof, in each case including all applications therefor; (ii) inventor's certifications and invention disclosures;
(iii) works of authorship, whether copyrightable or not, copyrights, copyright registrations and applications of registration of copyrights and all renewals, modifications and extensions thereof, mask works, moral rights and design rights; (iv) computer systems, including programs, software, object and source code, databases, algorithms, and documentation therefor, in each case including all copyrights therefor; (v) trade secrets and other protectable information, including ideas, formulas, compositions, technical documentation, operating manuals and guides, plans, designs, sketches, inventions, product specifications, engineering reports and drawings, manufacturing and production processes and techniques; drawings, specifications, research records, invention records and technical data; and all other know-how, protected by patent, copyright or trade secret law; and (vi) registrations of, and applications to register, any of the foregoing with any governmental authority and any renewals or extensions thereof; provided that, "Intellectual Property" shall specifically exclude all trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, Internet domain names including all applications for registration thereof and all renewals, modifications and extensions thereof ("Trademarks").

"License Trigger Event" means the occurrence of the following during the term of this Agreement: (i) cessation or dissolution of TalkPoint's business or (ii) TalkPoint commencing a voluntary bankruptcy proceeding under Title 11 of the United States Code or (iii) repeated failure of TalkPoint to provide and/or support the TalkPoint Products in accordance with the terms of the applicable Customer Orders and TalkPoint's then-current support policy) or (iv) TalkPoint's inability to provide services in a commercially reasonable manner.

"Managed Video Services" shall have the meaning ascribed to it in the Strategic Alliance Agreement.

"Parties" means Moneyline and TalkPoint.

"Party" means either Moneyline or TalkPoint, as the case may be.

"Strategic Alliance Agreement" means that certain Strategic Alliance Agreement dated May 16, 2002 by and among Moneyline, TalkPoint (formerly known as Video Network Communications, Inc.) and B2B Video Network Corp.

"TalkPoint Products" means all current and future products and services of TalkPoint and its Affiliates, including but not limited to those products and services identified on Appendix B to this Agreement; provided, however, that:
(i) the TalkPoint Products shall not include Managed Video Services or Video Equipment for as long as the Strategic Alliance Agreement is in effect, and (ii) upon any termination or expiration of the Strategic Alliance Agreement, the TalkPoint Products shall be deemed to include the Managed Video Services and the Video Equipment.

"Technology License Agreements" means (i) that certain Technology License Agreement dated May 16, 2002 by and among Moneyline and TalkPoint (formerly known as Video Network Communications, Inc.), and (ii) that certain Technology License Agreement dated May 16, 2002 by and among Moneyline and B2B Video Network Corp.

"Video Equipment" shall have the meaning ascribed to it in the Strategic Alliance Agreement.

                                   APPENDIX B
                           CERTAIN TALKPOINT PRODUCTS

        o       Activecast - webcasting solution and related production services

        o       TalkPoint -

        o       TalkPoint Express -

        o       audio conferencing and video bridging services


The Parties agree to update Appendix B from time to time as new TalkPoint Products become available.